EXHIBIT -3.2
CERTIFICATE OF FORMATION
OF
ARCELORMITTAL FINANCIAL SERVICES LLC
     This Certificate of Formation of ArcelorMittal Financial Services LLC (the “Company”), dated as of December 18, 2007, is being duly executed and filed by Thomas A. McCue, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6, Section 18-201).
     FIRST. The name of the limited liability company formed hereby is ArcelorMittal Financial Services LLC.
     SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed and filed this Certificate of Formation as of the date first above written.

By:	/s/ Thomas A. Mc Cue

Name: Thomas A. McCue
Title: Authorized Person